EXHIBIT 5

                                  HART & TRINEN
                               1624 Washington St
                                Denver, CO 80203
                                 (303) 839-0061
                              (303) 839-5414 - Fax
                           harttrinen@aol.com - email



                                  March 5, 2008



Epic Energy Resources, Inc.
10655 Six Pines, Suite 210
The Woodlands, TX  77380



      This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of Epic Energy Resources, Inc., a Colorado corporation (the "Company"), of up to 34,314,674 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by Epic with the Securities and Exchange Commission.


      We have examined the Articles of Incorporation and the minutes of the Board of Directors of Epic and the applicable laws of Colorado. In our opinion, Epic has duly authorized the issuance of the shares of stock mentioned above and such shares of common stock are legally issued, fully paid and non-assessable.


                                Very Truly Yours,

                              HART & TRINEN, L.L.P.



                                 William T. Hart